Exhibit 10.1

DIPLOMAT PHARMACY, INC.

Amended and Restated

Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan

(Effective _____, 2019)

1.          Purposes of Plan. The purposes of this Plan are (a) to provide incentives and awards to employees, directors, consultants and advisors of the Company and its Affiliates, by encouraging their ownership of Stock and (b) to aid the Company and its Affiliates in retaining such employees, directors, consultants and advisors upon whose efforts the Company’s success and future growth depends, and attracting other such individuals.

2.          Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a)         “Affiliate” means, with respect to the Company, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. For purposes of clarity, Affiliate shall include all Subsidiaries of the Company.

(b)         “Award” means individually or collectively, a grant under this Plan of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or Other Stock and Stock Unit Awards. Each Award shall be evidenced by an Award Agreement containing such terms and conditions as the Committee may approve, but such terms and conditions shall be consistent with any applicable terms and conditions specified in the Plan.

(c)         “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

(d)         “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e)         “Board”  or “Board of Directors” means the Board of Directors of the Company.

(f)         “Cause” means the definition of such term contained in a written employment agreement in effect between the Participant and the Company or an Affiliate or, if there is no such employment agreement in effect or if any such employment agreement does not define the term “Cause,” the term “Cause” shall mean a Participant’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in imprisonment of the Participant or any adverse publicity regarding the Participant or the Company or economic injury to the Company, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Participant or the Company or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company, or (iii) material breach of an Award Agreement, any other agreement entered into between a Participant and the Company or any Affiliates, or the Company’s policies and procedures as may be implemented from time to time (other than as a result of the Disability of a Participant or other factors outside of a Participant’s control) after notice and a reasonable opportunity to cure (if such breach can be cured).

(g)         “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than an Existing Shareholder, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 30% or more of voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Voting Securities”); provided, however, that, for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control: (a) any acquisition directly from the Company; (b) any acquisition by the Company; (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, or (d) any acquisition by any corporation pursuant to a transaction that complies with subsection (iii) below;

(ii)         Any time at which individuals who, as of the date hereof, constitute the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)       Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

Notwithstanding the preceding, to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any 409A Award, a “Change in Control” shall not be deemed to have occurred unless such “Change in Control” is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Treas. Reg. Section 1.409A-3(i)(5).

(h)         “Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended, including the rules and regulations promulgated thereunder.

(i)          “Committee” means the Compensation Committee of the Board, or any other committee of the Board to the extent designated by the Board by resolution of the Board, which committee shall be constituted as provided in Section 3 hereof.

(j)          “Company” means Diplomat Pharmacy, Inc., or any successor thereto as provided in Section 19 hereof.

(k)         “Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(l)          “Director” means a member of the Board, or a member of the board of directors of an Affiliate.

(m)        “Disability” or “Disabled” means, with respect to any Participant, a condition under which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

A Participant shall not be deemed to be Disabled as a result of any condition that:

(A)       was contracted, suffered, or incurred while such Participant was engaged in, or resulted from such Participant having engaged in, a felonious activity; or

(B)       resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan.

The Disability of a Participant and the date on which a Participant ceases to be employed by reason of Disability shall be determined by the Company, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require a Participant to submit to an examination by physicians and to submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning the Participant’s physical or mental condition; provided, however, that a Participant may not be required to undergo a medical examination more often than once each 180 days. If any Participant engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that a Participant no longer has a Disability, or if a Participant refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event, the Participant shall be deemed to have recovered from such Disability. Notwithstanding the foregoing, in the event a Participant is employed under a written employment agreement with the Company or one of its Affiliates which agreement includes a definition of “disability,” “disability” shall have the meaning set forth in such agreement; provided, however, to the extent such agreement is silent on any of the determination provisions set forth in this paragraph, such provisions shall apply.

The Committee in its discretion may revise this definition of “Disability” for any grant, except to the extent that the Disability is a payment event under a 409A Award, in which event the definition of “Disability” in Treas. Reg. Section 1.409A.-3(i)(4) shall apply and cannot be changed after the 409A Award is granted.

(n)         “Eligible Person” means any Employee, Director or a consultant or advisor of the Company or an Affiliate and includes non-Employees to whom an offer of employment has been or is being extended.

(o)         “Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(p)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(q)         “Existing Shareholder” means Philip Hagerman, his immediately family (not more remote than first cousin), any trusts for the benefit of Philip Hagerman or his immediately family, or any of their respective descendants, heirs, beneficiaries, or donees or any corporation, partnership, limited liability company or other entity, if substantially all of the economic interests in such entity are held by or for the benefit of such persons

(r)         “Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date, the Shares are listed on an established national or regional share exchange, are admitted to quotation on the New York Stock Exchange or are publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date; or if there is no such reported closing price, the Fair Market Value shall be the mean between the high and low sale prices on such trading day, or if no sale of Shares is reported, the mean between the highest bid and lowest asked price on such trading day, or, if no bid and asking price is reported for such trading day, the reported closing price on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, the Fair Market Value shall be the value of the Shares as determined by the Committee in good faith; provided that such valuation with respect to any Award that the Company intends to be a stock right not providing for the deferral of compensation under Treas. Reg. Section 1.409A-1(b)(5)(i) (Non-qualified Stock Options or Stock Appreciation Rights) shall be determined by the reasonable application of a reasonable valuation method, as described in Treas. Reg. Section 1.409A-1(b)(5)(iv)(B). In the case of an Incentive Stock Option, if the foregoing method of determining fair market value is inconsistent with Section 422 of the Code, then Fair Market Value shall be determined by the Committee in a manner consistent with such section of the Code and shall mean the value so determined.

(s)         “409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Section 409A of the Code.

(s)          “Grant Date” means the date on which an Award is made by the Committee or the Board of Directors under this Plan or such later date as may be specified by the Committee or the Board.

(t)         “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Section 6 hereof, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.

(u)         “Non-qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Section 6 hereof, which is not intended to be or does not qualify as an Incentive Stock Option.

(v)        “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

(w)         “Option Price” means the exercise price for each Share subject to an Option.

(x)         “Optionee” means the holder of an Option.

(y)         “Other Stock and Stock Unit Award” means awards of unrestricted Shares, or other awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other securities of the Company.

(z)       “Outside Director” means a member of the Board who is not an employee of the Company or any Affiliate.

(aa)       “Participant” means any Eligible Person who has been granted an Award under the Plan.

(bb)       “Performance Award” means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.

(cc)       “Performance Measures” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a specified performance period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): (i) achieving a level of company net sales; (ii) achieving a level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization, or EBITDA, or other adjustments to EBITDA as determined by the compensation committee (including discontinued operations, income (loss) from equity investment, gain on bargain purchase, gain (loss) on disposal of property, plant and equipment, non-operating income (expense), impairment, severance of officers, state tax credits, and share-based compensation (income) expense); or earnings per share); (iii) achieving a level of income (including net income or income before consideration of certain factors, such as overhead) or a level of gross profits for the Company, an affiliate, or a business unit; (iv) achieving a return on the Company’s (or an affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; (v) achieving a level of appreciation in the price of the shares of common stock; (vi) achieving a level of market share; (vii) achieving a share price, or a share price return relative to specified stock market indices or other benchmarks, including peer companies, over a specified period; (viii) achieving a level of earnings or income performance relative to peer companies over a specified period; (ix) achieving specified reductions of costs or targeted levels in costs; (x) achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; (xi) achieving a level of cash flow; (xii)  introducing one or more products into one or more new markets; (xiii) acquiring a prescribed number of (or sales volume related to) new customers in a line of business, or maintaining a prescribed number of (or sales volume related to) existing customers; (xiv) achieving a level of productivity within one or more business units; (xv) completing specified projects within or below the applicable budget; (xvi) completing acquisitions or dispositions of other businesses or assets, or integrating acquired businesses or assets; (xvii) expanding into other markets; (xviii) scientific or regulatory achievements; (xix) implementation, completion or attainment of measurable objectives with respect to research, development, patents, inventions, products, projects or facilities and other key performance indicators; and (xx) achieving any of the above performance measures on a per-prescription basis. Subject to any exceptions noted in this Section 2(dd), Section 9(d) hereof, or any Award Agreement and any exceptions approved by the Committee, each such objective shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company. Performance Measures may vary from performance period to performance period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

(dd)        “Performance Share” means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 9 hereof, the value of which is determined by the Fair Market Value of the Stock in a manner deemed appropriate by the Committee and described in the Award Agreement.

(ee)        “Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 9 hereof, the value of which is determined, in whole or in part, by the attainment of pre-established goals relating to Company financial or operating performance as deemed appropriate by the Committee and described in the Award Agreement.

(ff)       “Period of Restriction” means the period during which the transfer of and/or the entitlement to retain Shares of Restricted Stock is restricted, pursuant to Section 8 hereof.

(gg)      “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)(3).

(hh)         “Plan” means this Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan, as hereafter amended.

(ii)         “Related Option” means an Incentive Stock Option or a Non-qualified Stock Option granted in conjunction with the grant of a Stock Appreciation Right.

(jj)       “Restricted Stock” means an Award, designated as Restricted Stock, granted to a Participant pursuant to Section 8 hereof.

(kk)         “Restricted Stock Unit” means an Award, designated a Restricted Stock Unit, granted to a Participant pursuant to Section 8 hereof.

(ll)     “Retirement” means termination of employment or service by a Participant with the consent of the Committee on or after age 65, or any other definition established by the Committee, in its discretion, either in any Award or in writing after the grant of any Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any 409A Award cannot be changed after the Award is granted.

(mm)      “Rule 16b-3” means Rule 16b-3 adopted pursuant to Section 16(b) of the Exchange Act.

(nn)       “SAR Exercise Price” means the per share exercise price of an SAR granted to a Participant under Section 7 hereof.

(oo)       “Secretary” means the officer designated as the Secretary of the Company.

(pp)       “Section 16 Person” means a Participant who is subject to Section 16(b) of the Exchange Act with respect to transactions involving Stock.

(qq)        “Stock” or “Shares” means the common stock of the Company, no par value.

(rr)        “Stock Appreciation Right” or “SAR” means an Award, designated as a Stock Appreciation Right, granted to a Participant pursuant to Section 7 hereof.

(ss)         “Subsidiary” means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

(tt)      “Substitute Award” means any Award granted or issued to a Participant in assumption of, or in substitution for, outstanding awards, or the right or obligation to make future awards by a company acquired by the Company or with which the Company combines (by merger, asset acquisition or otherwise).

(uu)       “Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding shares of the Company, its parent, or any of their Subsidiaries. In determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.

3.          Administration.

(a)         The Plan shall be administered by or pursuant to the direction of the Committee, provided that the Board may exercise all of the Committee’s powers, authority and obligations under this Plan (and any Award Agreement) at any time, in whole or in part, in the Board’s discretion. All determinations and interpretations made by the Committee shall be final, conclusive and binding on all persons, including Participants and their legal representatives and beneficiaries. No member of the Committee or the Board shall be liable to any person for any such action taken or determination made in good faith with respect to the Plan or any Award or Award Agreement. Unless the Board determines otherwise, (i) all members of the Committee shall be “outside directors” as described in Section 162(m) of the Code, and (ii) no person shall be appointed to or serve as a member of the Committee unless at the time of such appointment and service he shall be a “non-employee director,” as defined in Rule 16b-3.

(b)         The Committee, subject to the terms of the Plan, shall have plenary authority to establish such rules and regulations, make such determinations and interpretations, and take such other administrative actions as it deems necessary or advisable to the administration of the Plan, any Award or any Award Agreement. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the authority to:

(i)          grant Awards and determine the terms and conditions of the Awards;

(ii)         determine the Participants to whom and the times at which Awards shall be granted;

(iii)        determine all terms and provisions of each Award Agreement, which need not be identical;

(iv)        construe and interpret the Award Agreements and the Plan;

(v)         establish, amend, or waive rules or regulations for the Plan’s administration;

(vi)        to accelerate the exercisability of any Award, the end of a performance period or termination of any Period of Restriction;

(vii)       establish the rights of Participants with respect to an Award upon termination of employment or service as a Director, consultant or advisor;

(viii)     determine whether, to what extent, and under what circumstances an Award may be settled, forfeited, exchanged or surrendered;

(ix)        amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award; and

(x)         make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

Notwithstanding the foregoing, neither the Committee nor the Board shall effect at any time directly or indirectly the repricing of any outstanding Options or SARs without shareholder approval, including without limitation a repricing by (i) the cancellation of any outstanding Options or SARs under the Plan and the grant in substitution therefor of new Options or SARs under the Plan covering the same or different amount of Shares, or (ii) the cancellation of any outstanding Options or SARs with respect to which the Option Price or SAR Exercise Price is above Fair Market Value in exchange for a cash payment.

Unless otherwise specified in an Award Agreement, the Company retains the right to cause a forfeiture of any Award, or the gain realized by a Participant in connection therewith, on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or customers of the Company or its Affiliates, any confidentiality obligation with respect to the Company or its Affiliates, or any other policy of or agreement with the Company or its Affiliates, or as otherwise permitted by applicable laws and regulations, including but not limited to, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated under each respective act.

(c)         All such actions and determinations shall be made in accordance with the Company’s governing documents and applicable law. Subject to the governing documents of the Company and applicable law, the Committee may delegate all or any portion of its authority under the Plan to a subcommittee of members of the Board and/or officers of the Company for the purposes of determining or administering Awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act and, if such Awards are intended to qualify as “qualified performance- based compensation” for purposes of Section 162(m) of the Code, who are not “covered employees” under Section 162(m) of the Code. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a similar fashion thereafter.

4.          Stock Available.

(a)         Reserved Shares. Subject to adjustment as provided in Section 13 hereof, the initial maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 4,000,000 Shares, provided, however, at the beginning of each fiscal year of the Company, beginning after adoption of the Plan, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall be increased by an amount equal to 2% of the total number of Shares outstanding as of the beginning of such fiscal year. Notwithstanding the foregoing, the maximum aggregate number of Shares with respect to which incentive stock options may be granted under the Plan may not exceed the 2,000,000 Share initial maximum aggregate limit. Shares used for purposes of the Plan may be either authorized and unissued Shares, or previously issued Shares held in the treasury of the Company, or both.

(b)         Accounting for Shares.

(i)          Except as provided in this Section 4, for every Share subject to Awards, the Shares available for grant hereunder shall be reduced by one Share. Awards to be settled only in cash shall not be counted against the Share limit above.

(ii)         With respect to Performance Awards which are payable in Shares (whether in whole or in part, as elected by the Participant at the time such Award is settled), the maximum number of Shares shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan, subject to Section 4(b)(v) below.

(iii)        Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Awards are settled in Shares; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may only be counted once against the aggregate number of Shares available, and the Committee shall adopt procedures, as it deems appropriate, in order to avoid double counting.

(iv)        Substitute Awards shall not be counted against the Shares available for granting Awards under this Plan. Shares available under a shareholder approved equity plan of another corporation acquired in a corporate acquisition or merger (each, a “pre-existing plan”) may be used for post-transaction Awards under this Plan without counting against the Shares reserved in Section 4(a) provided that (i) the number of Shares available for grant is appropriately adjusted to reflect the relative value of the Shares and the shares subject to the acquired entity’s equity plan, (ii) any such Award is not made beyond the period when it could have been granted under the pre-existing plan absent such transaction, and (iii) any such Award is not granted to individuals who were employed by the Company or its Affiliates immediately before the closing of such transaction. The provisions of this Section 4(b)(iv) shall be interpreted consistent with the applicable listing requirements.

(v)         If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of all or a portion of the Shares subject thereto (including the settlement of any Performance Awards in cash rather than Shares), then all or a portion, as applicable, of the number of Shares related to such Award shall not be counted against the Share limit above, but shall again be available for making Awards under the Plan.

(vi)        Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a share-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, (y) Shares delivered to or withheld by the Company or any Affiliate to pay the exercise price or the withholding taxes under an Option or SAR or (z) Shares repurchased on the open market with the proceeds of an Option exercise.

5.          Award Eligibility and Limitations.

(a)         General Rule. Awards under the Plan may be granted to any Eligible Person, provided that only Employees shall be eligible to receive Incentive Stock Options. Awards may be granted to Eligible Persons whether or not they hold or have held Awards previously granted under the Plan or otherwise granted or assumed by the Company. In selecting Eligible Persons for Awards, the Committee may take into consideration any factors it may deem relevant, including its views of the Eligible Person’s present and potential contributions to the success of the Company and its Affiliates.

(b)         Limitations. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i)          The maximum number of Shares subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under this Section 5 is 1,000,000 Shares per Company fiscal year. If an Option or an SAR is cancelled after being granted, the number of Shares subject to the Option or SAR shall continue to be counted against this per person Share limitation after cancellation and, for this purpose, if the Option Price of an Option or the SAR Exercise Price of an SAR is reduced after the grant of the Option or SAR, the reduction shall be treated as a cancellation of the outstanding Option or SAR and the grant of a new Option or SAR, with the Shares covered by both the outstanding and the newly-granted Option or SAR counting against this per person Share limitation.

(ii)         The maximum number of Shares that can be awarded under the Plan, other than pursuant to an Option or SAR, to any person eligible for an Award under this Section 5 is 1,000,000 Shares per Company fiscal year.

(iii)        The maximum Performance Award opportunity that may be granted to any Participant in any Company fiscal year which relates to Performance Units and is payable in cash shall not exceed $10 million.

(iv)        The preceding limitations in this Section 5(b) are subject to adjustment as provided in Section 13 hereof.

6.          Stock Options.

(a)         Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants as shall be determined by the Committee in its discretion; provided, however, ISOs may only be granted to Employees. Subject to Sections 4 and 5 hereof, the Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant.

(b)         ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares (determined at the Grant Date) with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan or agreement of the Company or any Affiliate) exceeds $100,000 (or such other amount as may be specified in Section 422 of the Code), such excess Options shall be treated as Non-qualified Stock Options.

(c)         Option Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the terms of the Option, including the Option Price, the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability, or other termination of employment or service, and such other provisions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or a Non-qualified Stock Option, provided that the Options will be deemed Non-qualified Stock Options in the absence of such specification.

(d)         Option Price. The Option Price shall be determined by the Committee subject to the following limitations. In the case of an ISO, the Option Price shall not be less than 100% of the Fair Market Value of the Stock subject to the Option on the Grant Date, or in the case of any Optionee who is a Ten Percent Shareholder at the Grant Date, such Option Price shall not be less than 110% of the Fair Market Value of such Stock on the Grant Date. In the case of a NQSO, the Option Price shall not be less than 100% of the Fair Market Value of the Stock subject to the Option on the Grant Date. In no event shall the Option Price of any Option be less than the par value of the Stock.

(e)         Duration of Options. Each Option shall expire as set forth in the Award Agreement, provided, however, that no Option shall be exercisable later than the tenth anniversary date of its Grant Date and no ISO which is granted to any Optionee who, at the time such ISO is granted, is a Ten Percent Shareholder, shall be exercisable after the fifth anniversary date from such Grant Date.

(f)          Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement, which need not be the same for all Participants. An Option may not be exercised for a fraction of a Share.

(g)         Method of Exercise. In order to exercise an option, the Optionee shall deliver to the Company a properly executed exercise notice, in the form approved by the Company, specifying the number of shares of Stock to be purchased, together with cash or a certified or bank cashier’s check payable to the order of the Company in the aggregate amount of the Option Price or a Participant may satisfy such aggregate Option Price by one or more of the following methods, in each case, to the extent permitted by applicable laws: (i) reducing the Shares issuable upon exercise by that number of Shares which have a value at the time of exercise equal to the Option Price, (ii) delivery of irrevocable instructions to a stockbroker to sell immediately some or all of the Shares acquired by exercise of the Option and to promptly deliver to the Company an amount of the sale proceeds sufficient to pay the aggregate Option Price, (iii) delivery of previously owned Shares having a Fair Market Value on the date of exercise equal to the aggregate Option Price, or (iii) any other form that is consistent with, or permitted by, applicable laws, regulations and rules. If the Optionee so requests, Shares purchased upon exercise of an Option may be issued in the name of the Optionee or another person provided that the Optionee pays any documentary, transfer or other tax applicable to such issuance. An Optionee shall have none of the rights of a shareholder until the date as of which Shares are issued to him. For purposes of the payment described in (ii) above, the exercise shall be deemed to have occurred on the date the Company receives the exercise notice, accompanied by the stockbroker instructions, unless the Committee determines otherwise.

(h)         Limitation on Exercise of Options. Notwithstanding the terms of any Award Agreement to the contrary, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of an Option with respect to any or all Participants (including those whose employment or service has terminated) to the extent that it determines that doing so is required or desirable in order to comply with applicable securities laws, provided that, if any blackout period occurs, the term of the Option shall not expire until the earlier of (i) 30 days after the blackout period ends or (ii) the tenth (10th) anniversary of the Grant Date, except that the period during which an ISO may be exercised shall not be extended if such extension would cause the ISO to cease to qualify as such under Section 422 of the Code and the period during which any Option may be exercised shall not be extended if the extension would cause the Option to cease being exempt from or in compliance with Section 409A of the Code. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave of absence approved by the Company; provided, further that there shall be no tolling of the vesting of an ISO if such tolling would cause the ISO to cease to meet the requirements of Section 422 of the Code, and tolling of the vesting of any Option shall not be effectuated if such tolling would cause the Option to cease being exempt from or cease being in compliance with Section 409A of the Code.

(i)          Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement, in the event a Participant’s employment or service with the Company and its Affiliates is terminated before exercise of an Option, the following rules shall apply:

(i)          Generally. An Option may be exercised after the date of the Participant’s termination of employment or service, as applicable, only to the extent that the Option was vested as of the date of such termination. Any Option not vested at the time of a Participant’s termination of employment or service, as applicable, shall terminate and the Shares underlying such Option shall revert to the Plan and become available for future Awards. A vested Option may be exercised within the periods described below in (ii) through (iv), but not after the expiration of the Term of such Option as set forth in the Award Agreement.

(ii)         Termination upon death or Disability, If a Participant’s employment or service, as applicable, is terminated due to his death or Disability, the Participant (or the Participant’s beneficiary) may exercise the vested portion of an Option for up to one year after the date of the Participant’s termination of employment or service, as applicable, but in no event later than the date of expiration of the Option.

(iii)        Termination for Cause, If the Participant’s employment or service, as applicable, is terminated by the Company or an Affiliate for Cause, any outstanding Option (whether vested or unvested) will immediately expire and be forfeited upon such termination.

(iv)        Other Terminations. Upon any other termination of employment or service, as applicable, other than for the reasons set forth in subsections (ii) or (iii) above or as set forth in Section 12, the Participant may exercise the vested portion of the Option for up to 90 days after the date of the Participant’s termination of employment or service, as applicable, but in no event later than the date of expiration of the Option.

7.          Stock Appreciation Rights.

(a)         Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants, at the discretion of the Committee, in any of the following forms:

(i)          In connection with the grant, and exercisable in lieu, of Options (“Tandem SARs”);

(ii)         In connection with, and exercisable in addition to, the grant of Options (“Additive SARs”);

(iii)        Independent of the grant of Options (“Freestanding SARs”); or

(iv)        In any combination of the foregoing.

(b)         Exercise Price. The SAR Exercise Price shall be determined in the sole discretion of the Committee and set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of a Share on the Grant Date. The SAR Exercise Price of a Tandem SAR or an Additive SAR shall be the same as the Option Price of the Related Option.

(c)         Exercise of Tandem SARs. Tandem SARs may be exercised with respect to all or part of the Shares subject to the Related Option. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or part, of a Related Option shall cause a reduction in the number of Shares subject to the Tandem SAR equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option and shall be exercisable only when and to the extent the Related Option is eligible to be exercised. In addition, if the Related Option is an ISO, a Tandem SAR shall be exercised for no more than 100% of the difference between the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised and the Option Price of the Related Option.

(d)         Exercise of Additive SARs. Additive SARs shall be deemed to be exercised upon, and in addition to, the exercise of the Related Option. The deemed exercise of Additive SARs shall not reduce the number of Shares with respect to which the Related Option remains unexercised.

(e)         Exercise of Freestanding SARs. Subject to Section 20 and the other provisions of the Plan, Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs.

(f)         Other Conditions Applicable to SARs. In no event shall the term of any SAR granted under the Plan exceed ten years from the Grant Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value per Share on the Grant Date in the case of a Freestanding SAR or (ii) the Option Price of the Related Option in the case of either a Tandem SAR or Additive SAR. A SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

(g)         Payment Upon Exercise of SARs. Subject to the provisions of the Award Agreement, upon the exercise of a SAR, the Participant shall be entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) SAR Exercise Price.

Payment to the Participant shall be made in Shares, valued at the Fair Market Value of the date of exercise, in cash, or a combination thereof, as the Committee may provide in the Award Agreement. To the extent required to satisfy the conditions of Rule 16b-3(e) or as otherwise provided in the Award Agreement, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of an SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the SAR exercised by the Participant. If the election to receive cash is disapproved in whole or in part, the SAR shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

8.          Restricted Stock and Restricted Stock Units.

(a)         Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may grant awards of Restricted Stock or Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine. Participants receiving such awards shall not be required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services and/or until other conditions are satisfied as determined by the Committee in its sole discretion, unless required by applicable law. Any grant of an Award under this Section 8 or the vesting thereof may be further conditioned upon the attainment of Performance Measures established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Awards.

(b)         Award Agreement. Each award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the additional terms of the Award, including the Period of Restriction, the conditions which must be satisfied prior to removal of the restriction, the number of Shares granted or relating to such award, and such other provisions as the Committee shall determine.

(c)         Other Restrictions. The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Alternatively, the Committee, in its sole discretion, may have Shares of Restricted Stock issued without legend and held by the Secretary until such time that all restrictions are satisfied.

(d)         Restricted Stock Certificate Legend. In the event that the Committee elects to legend the certificates representing Restricted Stock, and in addition to any legends placed on certificates pursuant to Section 8(d) hereof, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Amended & Restated Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan, effective _______________, 2019, as amended, and in a Restricted Stock Agreement dated _______, 20___. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Diplomat Pharmacy, Inc.”

(e)         Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction and/or upon the satisfaction of other conditions as determined by the Committee in its sole discretion. Once the Shares are released from the restrictions, the Participant shall be entitled to have removed any legend that may have been placed on the certificates representing such Shares pursuant to Sections 8(c) and 8(d) hereof.

(f)         Rights of Holders of Shares of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Shares of Restricted Stock shall have the right to vote such Shares and the right to receive any dividends or distributions declared or paid with respect to such Shares. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were distributed and any certificates for the Shares shall bear legends reflecting such restrictions (if and for so long as the certificates for the Restricted Stock with respect to which the Shares are distributed bear such legends).

(g)         Rights of Holders of Restricted Stock Units. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock. Units shall have no rights as shareholders of the Company. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the payment of a cash dividend or distribution on outstanding Shares, or at any time thereafter, a cash payment for each Restricted Stock Unit held equal to the per-share dividend or distribution, which payment would be paid in accordance with rules set forth by the Committee at such time as shall result in such payment being exempt from or in compliance with Section 409A of the Code. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

(h)         Settlement of Restricted Stock Units. Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Committee and set forth in the Award Agreement, which settlement date(s) shall cause the Restricted Stock Units to be exempt from or to comply with Section 409A of the Code. The Committee may, in its sole discretion, settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(i)          Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement, in the event a Participant’s employment or service with the Company and its Affiliates is terminated before vesting of any Shares of Restricted Stock or of any Restricted Stock Units, any Share of Restricted Stock or any Restricted Stock Unit that is not vested at the time of a Participant’s termination of employment or service, as applicable, shall be forfeited. Upon forfeiture, the Participant shall have no further rights with respect to such Award, including the right to vote Restricted Stock, the right to receive dividends with respect to Restricted Stock or Restricted Stock Units, or the right to settlement of Restricted Stock Units.

9.          Performance Awards.

(a)         Grant of Performance Awards. Subject to the terms and provisions of the Plan, the Committee may authorize grants of Performance Awards to Participants in the form of either Performance Units or Performance Shares, and such Awards shall be evidenced by an Award Agreement. Each Award Agreement shall specify the additional terms of the Performance Awards, including the number of Performance Units or Performance Shares (subject to Section 13 hereof), the time and manner in which such Award shall be settled, the performance period to which it relates, the applicable Performance Measures, and such other terms and conditions as the Committee determines consistent with the terms of the Plan. Subject to Section 4 and 5 hereof, the Committee shall have complete discretion in determining the size of any Performance Award granted to Participants hereunder. Participants receiving Performance Awards shall not be required to pay the Corporation therefor (except for applicable tax withholding) unless required by applicable law.

(b)         Performance Period. The performance period with respect to each Performance Award shall be set forth in the Award Agreement, and may be subject to earlier termination in the event of a termination of employment or service.

(c)         Performance Measures. Each Award Agreement for Performance Awards shall specify the Performance Measures that must be achieved by the Participant and a formula for determining the settlement amount to be paid (in the form provided in Section 9(f) hereof) if the Performance Measures are achieved. The Committee may establish a pool that will be funded based on the achievement of Performance Measures or a percentage of any of the underlying business criteria, provided that if such design feature is intended to apply to Covered Employees, such feature must meet the requirements of

Section 162(m) of the Code if such Performance Award is intended to qualify as “qualified performance based compensation” under such provision. In addition, the Committee may exercise negative discretion to reduce the amount of, or eliminate, a Performance Award that otherwise would be payable pursuant to this Section 9, but may not increase any amount payable under a Performance Award granted to a Covered Employee if intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

(d)         Adjustments relating to Performance Measures. The Committee is authorized to exclude one or more of the following items in establishing Performance Measures for Performance Awards: (1) extraordinary items outside the ordinary course of business, including acquisitions, dispositions, or restructurings and related expenses; (2) accounting policy changes required by the U.S. Securities and Exchange Commission or the U.S. Financial Accounting Standards Board; (3) the effects of any statutory adjustments to corporate tax rates; (4) the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (5) any other objective criteria established by the Committee. Notwithstanding the foregoing, any determinations by the Committee to exclude such items with respect to a Performance Award granted to a Covered Employee and intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must be made before the first to occur of 90 days after the commencement of the period of service to which the performance goals relate and the lapse of 25% of the period of service to which the performance goals relate.

(e)         Performance Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance Award to be granted to a Participant who is designated by the Committee as likely to be a Covered Employee should qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established, objective and nondiscretionary performance goals and other terms set forth in this Section 9(e).

(i)          Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more Performance Measures, as specified by the Committee and meet the requirements of this Section 9(e). Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)         Timing For Establishing Performance Goals. Performance goals shall be established, in writing, not later than the first to occur of 90 days after the commencement of the period of service to which the performance goals relate and the lapse of 25% of the period of service to which the performance goals relate, or at such other date as may be required for the Award to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

(iii)       Committee Certification. Prior to the settlement of any Award that is contingent on the achievement of one or more Performance Measures, if required in order for the Award to be “qualified performance-based compensation” under Section 162(m) of the Code, the Committee shall certify in writing that the applicable performance goals and any other material terms of the Award were in fact satisfied. For purposes of this Section 9(e)(iv), approved minutes of the Committee shall be adequate written certification.

(iv)        Status of Performance Awards Under Section 162(m) of the Code. It is the intent of the Company that Performance Awards under this Section 9(e) granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, the terms of this Section 9(e), including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any Award Agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(f)          Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in cash, Stock, other property or a combination thereof as set forth in the Award Agreement. Payment may be made in a lump sum or installments as prescribed by the Committee. After the date of grant of a Performance Award, the Committee may change the originally prescribed payment date(s) applicable to the Award, provided that (i) such change does not cause the Award to cease to be exempt from or to fail to comply with Section 409A of the Code, (ii) if the payment date(s) is accelerated, the amount payable must be discounted to reasonably reflect the time value of money, and (iii) if the payment date(s) is deferred or further deferred, any increase in the amount originally payable my not exceed an amount reflecting a reasonable rate of interest or the performance of an actual investment (whether or not assets associated with the amount originally owed are actually invested therein) such that the amount payable to the Participant at the later date(s) shall reflect the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(g)         Dividends or Dividend Equivalent Rights for Performance Awards. Notwithstanding anything to the contrary in the Plan, the right to receive dividends, dividend equivalent rights or distributions with respect to a Performance Award shall only be earned by a Participant if and to the extent that the underlying Performance Award is earned by the Participant, and shall be paid at the same time and in the same manner as the underlying Performance Award. A Participant may not be granted the right to receive dividend equivalents that is contingent upon exercise of an Option or an SAR, unless (i) in the case of a Participant who is a Covered Employee, such right would not cause the Option or SAR to fail to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code if the Award is intended to qualify as such, (ii) such right would not cause the Option or SAR to fail to be exempt from or in compliance with Section 409A of the Code, and (iii) in the case of an Option intended to be an ISO, such right would not prevent the Option from qualifying as an ISO.

(h)         Voting Rights. During the performance and vesting periods, Participants in whose name Performance Shares are granted hereunder may not exercise voting rights with respect to those Shares.

(i)          Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement, in the event a Participant’s employment or service with the Company and its Affiliates is terminated before the Performance Shares or Performance Units are earned and vested, such Performance Shares and/or Performance Units shall be forfeited.

10.        Other Stock and Stock Unit Awards.

(a)         Grant. The Committee is authorized to grant to Participants, either alone or in addition to other Awards made under the Plan, Other Stock and Stock Unit Awards to be issued at such times, subject to or based upon achievement of such performance or other goals and on such other terms and conditions as the Committee shall deem appropriate and specify in the Award Agreement relating thereto, which need not be the same with respect to each Participant. Stock or other securities granted pursuant to Other Stock and Stock Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

(b)         Termination of Service. Unless otherwise set forth in the Award agreement, if, with respect to any Other Stock or Stock Unit Award, a Participant’s termination of employment or service, as applicable, occurs before the end of any period of restriction or non-transfer, or the vesting date applicable to such Award (or the applicable portion of such Award), or any performance goals or other vesting conditions are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such goals and conditions, then all such then unvested and/or unearned Other Stock or Stock Unit Awards shall be forfeited by the Participant.

11.        Effect of Termination of Employment or Service on Awards; Forfeiture.

(a)         Generally. Subject to Section 3(b) hereof, the Committee may provide in any Award Agreement the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant’s service or employment with the Company or an Affiliate terminates prior to the end of a performance period, Period of Restriction or the exercise, vesting or settlement of such Award. Notwithstanding any other provision of this Plan to the contrary, in the event of a Participant’s termination of employment or service (including by reason of death, Disability, or Retirement), or business divestiture, leave of absence approved by the Company, or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. However, any such actions taken by the Committee shall be subject to Section 3(b) hereof and shall comply with or be exempt from the requirements of Code Sections 409A and 162(m) (and, with the latter, only to the extent such award is to a Covered Employee and intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code).

(b)         Transfers between Employers. Awards under the Plan shall not be affected by the change of a Participant’s status within or among the Company and any Affiliate, so long as the Participant continues to be employed by or provide services to the Company or an Affiliate. For purposes of the Plan and any Award hereunder, if an entity that a Participant is employed by or otherwise providing services to ceases to be an Affiliate, a Participant shall be deemed to terminate employment or service, as applicable, on the date of the entity’s change in status, unless the Participant continues as a service provider in respect of the Company or another Affiliate (after giving effect to the change in status), or unless otherwise provided for in the documentation governing the transaction by which the entity ceases to be an Affiliate.

12.        Change in Control. Except as otherwise provided in an Award Agreement, in the event of a Change in Control or immediately prior to a Change in Control of the Company, the Committee may, but is not obligated to, without Participant consent: (A) by written notice to each holder of an outstanding Option or Stock Appreciation Right provide that such holder’s Options or Stock Appreciation Rights shall be cancelled unless exercised within such period as the Committee shall determine after the date of such notice; (B) provide for the termination or cancellation of an Option or Stock Appreciation Right (whether or not such Option or Stock Appreciation Right is otherwise exercisable) in exchange for an amount in cash, securities and/or other property (or a combination thereof) with an aggregate value equal to: (x) the excess, if any, of the aggregate Fair Market Value as of the date of such Change in Control of the Common Stock then subject to the Option or Stock Appreciation Right over the product of the number of shares of Common Stock then subject to the Option or Stock Appreciation Right multiplied by the per share exercise price, less (y) an amount equal to the federal, state, local and foreign taxes, if any, required to be withheld, collected, accounted for or paid as a result of such payment (“Withholding Taxes”); (C) provide for the cancellation of outstanding Other Stock and Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, or other Awards (whether or not such Awards are vested or restricted) in exchange for payments of cash, securities and/or other property (or a combination thereof) having an aggregate value equal to the value of such Award, as determined by the Committee, in its sole discretion (less Withholding Taxes); (D) provide for the payment (less Withholding Taxes) of a Participant’s Award including Performance Measures at target level and/or based upon performance for the abbreviated performance period ending with the Change in Control; (E) substitute other property (including, without limitation, cash or other securities of the Company and securities of an entity other than the Company); (F) for purposes of any Section 16 Persons, to conform any release or acceleration of restrictions or conditions in accordance with Rule 16b-3; and/or (G) make any other adjustments, or take other reasonable action, as the Committee deems appropriate provided that no such other action impairs any rights that a Participant has under the Plan without such Participant’s consent. Notwithstanding any of the foregoing, the Committee has the discretion to require that a Participant experience a termination of employment or service, as of the Change of Control or within some period thereafter, or satisfy other conditions, before taking any of the actions described in this Section 12.

13.        Adjustment for Changes in Stock Subject to Plan and Other Events. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of Shares subject to the Plan, in the number and kind of Shares covered by outstanding Awards, in the Option price per Share of outstanding Options or the SAR Exercise Price of outstanding SARs, and in the maximum number of Shares that may be issued to any Participant pursuant to Awards made under the Plan. If the adjustment would produce fractional Shares with respect to any then outstanding Awards, the Committee may adjust appropriately the number of Shares covered by the outstanding Awards so as to eliminate the fractional Shares. Any adjustment made under this Section 13 shall be done in a manner that complies with or is exempt from Section 409A of the Code, and any adjustments made with respect to Incentive Stock Options shall comply with and not cause loss of qualification of Incentive Stock Options under Sections 422 and 424 of the Code.

14.        Transferability of Awards.

(a)         Except as provided below, no Award (other than Other Stock and Stock Unit Awards representing unrestricted Shares) and no right under the Plan, contingent or otherwise, shall be subject to any encumbrance, pledge or charge of any nature or shall be assignable, alienable, saleable, or transferable by a Participant, in each case, until the termination of the applicable Period of Restriction or satisfaction of the applicable Performance Measures, or earlier satisfaction of such other conditions as may be specified by the Committee in its sole discretion in this Plan or an Award Agreement, except (i) that a beneficiary may be designated in respect of the Award in the event of the death of the holder of the Award and except, also, that if the beneficiary shall be the executor or administrator of the estate of the holder of the Award, any rights in respect to such Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of the holder of such Award or under the laws relating to descent and distribution, including the ability to exercise such Award to the extent and during the period Grantee was allowed to exercise an Award at the date of Grantee’s death, and (ii) to the extent the Committee otherwise allows a Participant to transfer an Award as set forth in this Plan or an Award Agreement. All rights with respect to any Award granted to a Participant under the Plan shall inure during his or her lifetime only to or for the benefit of such Participant or his or her guardian or legal representative and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Where transfer is permitted, references to “Eligible Person” and “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom the Award is transferred.

(b)         To the extent the Committee allows for the transfer of any Award pursuant to Section 14(a)(ii) above, such transfer shall only be permitted to the extent that (i) it is consistent with applicable laws and registration requirements; (ii) no consideration is paid for the transfer and (iii) for Awards granted to Section 16 Persons, such transferability would not result in the loss of any Rule 16b-3 exemptions for nontransferable Awards granted or to be granted under the Plan; provided, that, in the absence of such provisions in an Award Agreement, the Award will be non-transferable except as provided in Section 14(a)(i) hereof. The transferee of an Award shall be bound by and subject to all terms, conditions and restrictions of the Plan, the Award Agreement and the Award prior to its transfer and shall execute an agreement satisfactory to the Company evidencing its agreement with such terms, conditions and restrictions; and provided further that each such Participant shall remain bound by the terms and conditions of the Plan, the Award Agreement and the Award. In addition, the Committee may impose on any transferable Award and on Stock issued upon the exercise or vesting of an Award such limitations and conditions as the Committee deems appropriate.

15.        Other Terms and Conditions. The Committee may impose such other terms and conditions, not inconsistent with the terms hereof, on the grant, vesting, exercise or settlement of Awards or issuance of Shares in connection therewith, as it deems advisable.

16.        Effectiveness of Plan. This Plan will be effective upon the approval by a majority of the votes cast by the shareholders of the Company at a meeting of shareholders duly called and held for such purpose, by written consent or as otherwise permitted by the Company’s articles of incorporation and bylaws, within twelve months of adoption of this Plan by the Board. Only Options may be granted prior to such shareholder approval, and such Options may not be exercisable prior to such shareholder approval.

17.        Amendment, Modification, and Termination of Plan.

(a)         Amendment, Modification and Termination. Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no Award shall be granted hereunder after the close of business on the next day preceding the tenth anniversary of the date the Board adopts the Plan. The Board may terminate, amend, or modify the Plan in its discretion, and any amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules, or regulations. The Board is specifically authorized to amend the Plan and any Award Agreement and take such other action as it deems necessary or appropriate to comply with or be exempt from Sections 162(m), 422 and 409A of the Code, or with Rule 16b-3.

(b)         Awards Previously Granted. No termination, amendment, or modification of the Plan, shall adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

18.        Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit and any form of cashless satisfaction of the withholding obligation permitted by law. The Fair Market Value of any Shares (determined at the date of withholding) withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined using the applicable minimum statutory tax withholding rates. For the avoidance of doubt, the Participants shall have no legal right to own or receive any Shares withheld from delivery for such purpose, and otherwise shall have no rights in respect of such Shares whether as a shareholder or otherwise. The Company shall have the power and the right to deduct or withhold from any other payments due to a Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, vesting, payment or other event under or as a result of this Plan.

19.        Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

20.        Section 409A of the Code.

(a)         Generally. This Plan and any Award granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Code, and shall be interpreted and administered in a manner consistent with that intention. Under no circumstances, however, shall the Company or an Affiliate be liable to a Participant for any tax, interest or penalty imposed upon the Participant, or for any damage suffered by a Participant, on account of any Award to the Participant not being exempt from or not complying with Section 409A of the Code. In the event installment payments are owing to a Participant under an Award Agreement, each installment shall be treated as a separate payment and not part of a single aggregate payment for purposes of Section 409A of the Code.

(b)         409A Awards. The provisions of this Section 20 shall apply to any 409A Award or any portion an Award that is or becomes subject to Section 409A of the Code, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award. 409A Awards include, without limitation:

(i)          Any Non-qualified Stock Option or SAR that permits the deferral of compensation other than the deferral of recognition of income until the exercise of the Award; and

(ii)         Unless otherwise exempt from Section 409A of the Code, any other Award that provides by its terms for settlement of all or any portion of the Award on one or more dates following the Short-Term Deferral Period (as defined below).

Subject to any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance, the term “Short-Term Deferral Period” means the period ending on the later of (i) the date that is 21/2 months from the end of the Company’s fiscal year in which the applicable portion of the Award is no longer subject to a “substantial risk of forfeiture”, or (ii) the date that is 21/2 months from the end of the Participant’s taxable year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance.

(c)         Subsequent Elections. Any 409A Award which permits a subsequent election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(i)          No subsequent election may take effect until at least 12 months after the date on which the subsequent election is made;

(ii)         Each subsequent election related to a payment in settlement of an Award (other than upon the Participant’s death or Disability or upon an Unforeseeable Emergency) must result in a delay of the payment for a period of not less than five years from the date such payment would otherwise have been made; and

(iii)        No subsequent election related to a payment to be made at a specified time shall be made less than twelve months prior to such time.

(d)         Payments of 409A Awards. Except as otherwise permitted by the Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance, no payment in settlement of a 409A Award may be made earlier than:

(i)          Separation from Service (as determined pursuant to Treasury Regulations or other applicable guidance);

(ii)         The date the Participant becomes Disabled;

(iii)        Death;

(iv)        A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award, or (ii) specified by the Participant in an Election complying with the requirements of Section 20(c) hereof, as applicable;

(v)         To the extent provided by Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company; or

(vi)        The occurrence of an “Unforeseeable Emergency” (as defined in Section 409A of the Code).

(e)         Six Month Delay. Notwithstanding anything else to the contrary in the Plan, to the extent that a Participant is a “Specified Employee” (as determined in accordance with the requirements of Section 409A of the Code), no payment on account of the Participant’s Separation from Service in settlement of a 409A Award may be made before the date which is six months after such Participant’s date of Separation from Service, or, if earlier, the date of the Participant’s death.

(f)         Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any 409A Award for payment, or otherwise permit payment, in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of such payment(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). All payments with respect to an Unforeseeable Emergency may be made in a lump sum as soon as practicable following the Committee’s determination that an Unforeseeable Emergency has occurred. The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(g)         No Acceleration of Payments. Notwithstanding anything to the contrary in this Plan, this Plan does not permit (and no Award Agreement may permit) the acceleration of the time or schedule of any payment under this Plan in settlement of a 409A Award, unless and to the extent permitted by Section 409A of the Code and/or Treasury Regulations promulgated pursuant to Section 409A of the Code or other applicable guidance.

21.        General.

(a)         Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. No Shares shall be issued or transferred pursuant to this Plan unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance or transfer, the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect to such matters as the Company may deem desirable to assure compliance with all applicable legal requirements.

(b)         Effect of the Plan. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company, any Affiliate or the Committee or the Board, except as expressly provided in the Plan. Neither the Plan nor any Award Agreement shall constitute a contract of employment or service between the Company or any of its Affiliates and any Participant. Participation in the Plan shall not give any Participant any right to be retained in the employment or service of the Company or any of its Affiliates or to provide service on the Board.

(c)         Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of options otherwise than under the Plan.

(d)         Not Benefit Plan Compensation. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of Participant’s compensation for purposes of determining the Participant’s benefits under any other benefit plans or arrangements provided by the Company or an Affiliate, except where the Committee expressly provides otherwise in writing or if otherwise required by law.

(e)         Parachute Limitations. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Options, SARs, Restricted Stock, Performance Shares, Performance Units or other Awards hereunder held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment, provided that any such payment or benefit that is excluded from the coverage of Section 409A of the Code shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.

(f)         Creditors. The interests of any Participant under the Plan or any Award Agreement shall not be subject to the claims of creditors and may not, in any way, be assigned, alienated, or encumbered.

(g)         Governing Law. The Plan, and all Award Agreements made pursuant hereto, shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).

(h)         Section 16 of the Exchange Act. It is the intent of the Company that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for the exemption from liability provided in Rule 16b-3 promulgated under the Exchange Act. The Company shall have no liability to any Participant or other person for Section 16 consequences of Awards or events in connection with Awards if an Award or related event does not so qualify.

(i)          Changes in Laws, Rules or Regulations. References in the Plan to any law, rule or regulation shall include a reference to any corresponding rule (or number redesignation) of any amendments or restatements to such law, rule or regulation adopted after the effective date of the Plan’s adoption.

(j)          Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)         Number and Gender. Under the Plan, the singular form of a word shall include the plural form, the masculine gender shall include the feminine gender and similar interpretations shall prevail as the context requires.

(l)          Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(m)        Other Actions. Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including but not by way of limitation, the right of the Company to grant or issue options for proper corporate purposes other than under the Plan with respect to any employee or other person, firm, corporation, or association.

(n)         Complete Statement of Plan. This document is a complete statement of the Plan. * * *